EXHIBIT 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Increases Order Guidance for Second Quarter 2010

ELMIRA, N.Y. — June 16, 2010 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced revised order guidance for the quarter ending June 30, 2010. The Company previously provided order guidance of $60 million - $65 million.  The Company is now forecasting second quarter order volume of more than $80 million.

During the second quarter, Hardinge has received approximately $23 million in orders from the China-based consumer electronics company mentioned in the Company’s first quarter earnings press release.  The total second quarter orders from this customer are approximately $10 million above earlier projections.

“Broad based order activity in Asia and the U.S. is contributing to the more positive outlook for the quarter,” said Richard L. Simons, President and Chief Executive Officer.  “While margins on the large order will be below traditional margins because of the highly competitive environment that still exists for machine tools, landing this order demonstrates the strength of Hardinge’s reputation in the Asian markets, as well as the Company’s ability to design and deliver special purpose machine solutions for demanding industries.  We expect the sales revenue from this order will be recognized over the last three quarters of this year.”

Second quarter sales are expected to be approximately $55 million, slightly below previous guidance, reflecting ongoing delivery difficulties within the machine tool industry supply chain which is struggling to respond to the sudden and extraordinary demand growth in the Asian markets.  Hardinge’s EBITDA (earnings before interest, taxes and depreciation), excluding the costs of advisory fees related to Industrias Romi S.A.’s unsolicited tender offer, is still forecasted to be at or near breakeven for the second quarter.

Hardinge plans to release its complete second quarter results and hold its quarterly investor conference call on August 6, 2010.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 70% of the 2009 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.. The Company has manufacturing operations in the United States, Switzerland, Taiwan, and China. Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise